Fluor Corporation	Brian Mershon	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

•Full year new awards of $8.8 billion; ending backlog $18.9 billion
•Year-end cash and marketable securities balance of $2.3 billion
•2021 cost optimization program resulted in run-rate savings to date of $52 million
•2022 adjusted earnings per share (EPS) guidance established at a range of $1.15 to $1.40
IRVING, TX (February 22, 2022) - Fluor Corporation (NYSE: FLR) announced today its financial results for its year ended December 31, 2021. Revenue for 2021 was $12.4 billion and net income from continuing operations resulted in a loss of $144 million, or $1.46 per diluted share. Excluding $198 million in pre-tax expenses related to the Dutch defined benefit pension settlement in the fourth quarter and certain other adjustments outlined in the table at the end of this release, adjusted earnings per diluted share for 2021 were $0.94. Consolidated segment profit for the year was $374 million compared to $333 million in 2020.

Full year new awards were $8.8 billion compared to $7.5 billion a year ago. Ending consolidated backlog for 2021 was $18.9 billion. Corporate G&A expenses for 2021 were $216 million, up from $202 million a year ago due to the impact of performance and stock price-driven incentive compensation. Fluor’s cash and marketable securities at the end of the year improved to $2.3 billion.

"Over the last 12 months the company has made tremendous progress on executing our strategy to build a better future," said David Constable, chief executive officer of Fluor. "With a strengthened capital structure and a renewed focus on the key markets we serve, we ended 2021 on a positive note and are starting 2022 by building on this encouraging momentum."

Fourth Quarter Results
Fourth quarter 2021 results include a net loss from continuing operations of $145 million, or $1.21 per diluted share, compared to a net loss from continuing operations of $61 million, or $0.76 per diluted share in the fourth quarter of 2020. Excluding the aforementioned Dutch defined benefit pension settlement and certain other adjustments, adjusted EPS for the fourth quarter was $0.31. Consolidated segment profit for the fourth quarter of 2021 was $137 million compared to $77 million a year ago. Fourth quarter segment profit reflects the collection and reassessment of a previously reserved account receivable in Energy Solutions. Corporate G&A expenses in the fourth quarter were $77 million, compared with $88 million a year ago. Revenue for the quarter was $3.2 billion compared to $3.3 billion a year ago.

Outlook
For 2022, Fluor is establishing its initial adjusted EPS guidance at a range of $1.15 to $1.40 per diluted share. Adjusted EPS guidance excludes NuScale related expenses and any impact from foreign currency exchange gains or losses, restructuring or impairments and certain non-recurring or unusual items. Guidance for 2022 assumes increased opportunities for new awards across all segments and continued progress on the company’s cost optimization program.

Business Segments

Energy Solutions reported a profit of $250 million in 2021 compared to a profit of $169 million in 2020. Segment profit in 2021 reflects increased execution activities on a refinery project in Mexico and the LNG project in Canada, the collection and re-assessment of previously reserved accounts receivable, partially offset by fluctuations on embedded foreign currency derivatives. Revenue for 2021 was $5.0 billion, down from $5.3 billion in the previous year. Full year new awards in 2021 totaled $3.3 billion, compared to $2.0 billion in 2020. Ending backlog was $9.3 billion compared to $11.0 billion a year ago.

Urban Solutions reported a profit of $38 million in 2021 compared to $161 million in 2020. Segment profit declined in 2021 compared to 2020 primarily due to a $138 million charge for a forecast revision on a legacy infrastructure project. Full year revenue for the segment declined to $4.4 billion from $5.9 billion a year ago due to the closeout of data center projects in Europe and mining projects in South America and Australia. Full year new awards in 2021 were $2.7 billion, down from $3.6 billion a year ago. Ending backlog was $7.0 billion compared to $9.2 billion a year ago.

Mission Solutions reported a profit of $155 million in 2021 compared to $87 million a year ago. The increase in segment profit was primarily driven by providing humanitarian support for Afghan evacuees in the United States, increased project execution activity on Department of Energy projects together with higher than anticipated performance-based fees. Full year revenue for the segment of $3.1 billion compared to $3.0 billion a year ago. Full year new awards in 2021 were $2.7 billion, compared to $1.9 billion in 2020. Ending backlog was $2.6 billion compared to $2.9 billion a year ago.

The Other segment, which is comprised of NuScale, reported a full year loss of $69 million, compared to a loss of $84 million a year ago. NuScale received capital contributions from outside investors of $193 million in 2021 and anticipates completing a de-SPAC transaction with Spring Valley Acquisition Corp. in the first half of 2022.

Conference Call
Fluor will host a conference call at 8:30 a.m. Eastern Time on Tuesday, February 22, which will be webcast live and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 800-263-0877 (U.S./Canada) or +1 646-828-8143. The conference ID is 6659009.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week. Click Here to register for the replay.

Non-GAAP Financial Measures
This news release contains discussions of consolidated segment profit, adjusted net earnings and adjusted EPS that would be deemed non-GAAP financial measures under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding the following: corporate general and administrative expense; impairment, restructuring and other exit costs; gains and losses on pension settlements; interest expense; interest income; domestic and foreign income taxes; other non-operating income and expense items; and earnings from discontinued operations. The company believes that consolidated segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. A reconciliation of consolidated segment profit to earnings from continuing operations before taxes is included in the press release table. Adjusted net earnings is defined as net earnings from continuing operations attributable to Fluor excluding NuScale-related expenses and the impact of foreign exchange fluctuations, restructuring, impairments and certain non-recurring or unusual items. Adjusted EPS is defined as adjusted net earnings divided by adjusted weighted average shares outstanding. Adjusted weighted average shares outstanding assumes the conversion of our convertible preferred stock. The company believes adjusted net earnings and adjusted EPS allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. Reconciliations of consolidated segment profit, adjusted net earnings, adjusted EPS and adjusted weighted average diluted shares outstanding to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS guidance to the most comparable GAAP measure because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.
About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better future by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 41,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $12.4 billion in 2021 and is ranked 181 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 100 years.

For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the severity and duration of the COVID-19 pandemic and actions by governments, businesses and individuals in response to the pandemic, including the duration and severity of economic disruptions; the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure of our joint venture or other partners to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; uncertainties, restrictions and regulations impacting our government contracts; the inability to hire and retain qualified personnel; the potential impact of certain tax matters; possible information technology interruptions; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; damage to our reputation; failure to adequately protect intellectual property rights; asset impairments; climate change and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; failure to successfully implement our strategic and operational initiatives; risks arising from the inability to successfully integrate acquired businesses; risks related to provisions of our convertible preferred stock; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K to be filed on February 22, 2022. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT

	THREE MONTHS ENDED DECEMBER 31,				TWELVE MONTHS ENDED DECEMBER 31,
(in millions)	2021		2020		2021		2020
Revenue
Energy Solutions	$1,281		$1,076		$4,956		$5,271
Urban Solutions	996		1,420		4,416		5,854
Mission Solutions	880		772		3,063		3,033
Total revenue	$3,157		$3,268		$12,435		$14,158

Segment profit (loss) $ and margin %
Energy Solutions	$67	5.2%	$36	3.3%	$250	5.0%	$169	3.2%
Urban Solutions	59	5.9%	41	2.9%	38	0.9%	161	2.8%
Mission Solutions	38	4.3%	21	2.7%	155	5.1%	87	2.9%
Other	(27)	NM	(21)	NM	(69)	NM	(84)	NM
Total segment profit (loss) $ and margin %	$137	4.3%	$77	2.4%	$374	3.0%	$333	2.4%

G&A	(77)		(88)		(216)		(202)
Impairment, restructuring and other exit costs	(17)		(2)		(44)		(108)
Gain (Loss) on pension settlement	(198)		—		(198)		—
Foreign currency gain (loss)	(9)		(61)		(13)		(45)
Interest expense, net	(9)		(15)		(68)		(42)
Earnings (loss) from Cont Ops attributable to NCI	16		47		37		67
Earnings (loss) from Cont Ops before taxes	(157)		(42)		(128)		3
Income tax (expense) benefit	12		(19)		(16)		(15)
Net earnings (loss) from Cont Ops	$(145)		$(61)		$(144)		$(12)
Less: Net earnings (loss) from Cont Ops attributable to NCI	16		46		38		67
Net earnings (loss) from Cont Ops attributable to Fluor	$(161)		$(107)		$(182)		$(79)
Less: Dividends on CPS	10		—		24		—
Net earnings (loss) from Cont Ops available to Fluor common stockholders	$(171)		$(107)		$(206)		$(79)

New awards
Energy Solutions	$399		$132		$3,313		$2,013
Urban Solutions	261		214		2,721		3,563
Mission Solutions	24		70		2,719		1,883
Total new awards	$684		$416		$8,753		$7,459

New awards related to projects located outside of the U.S.					57%		53%

	December 31,	December 31,
	2021	2020
Backlog
Energy Solutions	$9,324	$11,021
Urban Solutions	7,048	9,224
Mission Solutions	2,562	2,899
Total backlog	$18,934	$23,144

Backlog related to projects located outside of the U.S.	65%	64%
Backlog related to lump-sum projects	64%	60%

RECONCILIATION OF US GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE

	THREE MONTHS ENDED DECEMBER 31, 2021
(In thousands, except per share amounts)	US GAAP	Adjustments	Adjusted (1)

Net earnings (loss) from Cont Ops attributable to Fluor	$(160,826)	$—	$(160,826)
Less: Dividends on convertible preferred stock	(9,750)	9,750	—
Add back:
NuScale expenses		27,162	27,162
ICA Fluor embedded derivatives (net of tax)		(2,215)	(2,215)
Loss on pension settlement (net of tax)		146,350	146,350
Impairment		17,400	17,400
Other foreign currency (gains) / losses		7,348	7,348
Investigation costs		17,196	17,196

Diluted EPS available to Fluor common stockholders
Net earnings (loss) from Cont Ops available to Fluor common stockholders	$(170,576)	$222,991	$52,415
Weighted average diluted shares outstanding	141,414	29,342	170,756

Diluted EPS available to Fluor common stockholders	$(1.21)		$0.31

	TWELVE MONTHS ENDED DECEMBER 31, 2021
(In thousands, except per share amounts)	US GAAP	Adjustments	Adjusted (1)

Net earnings (loss) from Cont Ops attributable to Fluor	$(181,736)	$—	$(181,736)
Less: Dividends on convertible preferred stock	(24,375)	24,375	—
Add back:
NuScale expenses		69,586	69,586
ICA Fluor embedded derivatives (net of tax)		18,857	18,857
Loss on pension settlement (net of tax)		146,350	146,350
Impairment		43,792	43,792
Other foreign currency (gains) / losses		6,066	6,066
Investigation costs		27,302	27,302
Cost of debt extinguishment		19,606	19,606

Diluted EPS available to Fluor common stockholders
Net earnings (loss) from Cont Ops available to Fluor common stockholders	$(206,111)	$355,934	$149,823
Weighted average shares outstanding	141,275	18,573	159,848

Diluted EPS available to Fluor common stockholders	$(1.46)		$0.94

(1) Assumes conversion of convertible preferred stock, which is anti dilutive in the period